Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Capstone Turbine Corporation:

We consent to the use of our reports dated June 12, 2014, with respect to the consolidated balance sheets of Capstone Turbine Corporation as of March 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2014, and the effectiveness of internal control over financial reporting as of March 31, 2014, incorporated herein by reference.

Our report dated June 12, 2014, on the effectiveness of internal control over financial reporting as of March 31, 2014, expresses our opinion that Capstone Turbine Corporation did not maintain effective internal control over financial reporting as of March 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to Capstone Turbine Corporation’s risk assessment process has been identified.

/s/ KPMG LLP
Los Angeles, California
April 15, 2015